Prospectus Supplement No. 8	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated March 18, 2016)	Registration No. 333-209079
Registration No. 333-210270

HEAT BIOLOGICS, INC.

9,100,000 Shares of Common Stock

Warrants to Purchase Up to 6,825,000 Shares of Common Stock

This prospectus supplement amends and supplements our prospectus, dated March 18, 2016, (the “Prospectus”), relating to the offering of 9,100,000 shares of common stock of Heat Biologics, Inc. and warrants to purchase 6,825,000 shares of our common stock that were issued in our public offering that closed on March 23, 2016. Each warrant has an exercise price of $1.00 per share, is immediately exercisable and expires on the fifth anniversary of the original issuance date.

Our common stock is listed on the NASDAQ Capital Market under the symbol “HTBX.” On July 19, 2016, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.75 per share.  There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements.  See “Prospectus Summary—Implications of Being an Emerging Growth Company” in the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed on July 20, 2016, which is set forth below.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of the Prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is July 21, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 19, 2016

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

801 Capitola Drive

Durham, NC  27713

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 – Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined herein) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2016, at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Heat Biologics, Inc. (the “Company”), as further described in Item 5.07 of this Current Report on Form 8-K, the stockholders of the Company approved an amendment to the Company’s 2014 Stock Incentive Plan, to increase by 1,900,000 shares the aggregate number of shares of the Company’s common stock (the “Common Stock”) that may be delivered pursuant to awards granted during the life of the 2014 Stock Incentive Plan, which would allow the Company to grant up to an aggregate of  3,000,000 awards under the 2014 Stock Incentive Plan. The amendment to the 2014 Stock Incentive Plan became effective upon such stockholder approval (see Item 5.07 below).  A description of the 2014 Stock Incentive Plan is set forth in the Company’s definitive proxy statement on Schedule 14A, dated May 26, 2016, for the Annual Meeting (the “Proxy Statement”) in the section entitled “Proposal 5—Approval of an Amendment to our 2014 Stock Incentive Plan to Increase the Number of Shares of Common Stock That We Have Authority to Grant from 1,100,000 to 3,000,000”, which is incorporated herein by reference.  The description is qualified in its entirety by reference to the full text of the 2014 Stock Incentive Plan, a copy of which is attached to the Proxy Statement as Appendix B.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 19, 2016, at the Annual Meeting of Stockholders, the stockholders of the Company approved an amendment to the Company’s Third Amended and Restated Certificate of Incorporation, as amended, to implement a Reverse Stock Split of the Company’s Common Stock with the ratio to be determined by the Board of Directors (the “Board”) of the Company, within a range of one (1) share of Common Stock for every two (2) to twenty (20) shares of Common Stock.  If the Board of Directors continues to believe that a Reverse Stock Split is in the best interests of the Company and its stockholders, the Board will determine the ratio, within the range approved by the Company’s stockholders, of the Reverse Stock Split and implement such Reverse Stock Split by filing a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware (the “Reverse Stock Split”). The Board of Directors may delay effecting the Reverse Stock Split without re-soliciting stockholder approval. The Reverse Stock Split, if any, will become effective after the filing of the Certificate of Amendment on the effective date set forth in the Certificate of Amendment. Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Item 5.07 – Submission of Matters to a Vote of Security Holders.

On July 19, 2016, at the Annual Meeting of Stockholders, the Company’s stockholders voted on the following five (5) proposals and cast their votes as described below.  These matters are described in detail in the Proxy Statement, which was filed with the Securities and Exchange Commission on May 26, 2016.

Proposal 1 — Election of Directors

The following four (4) individuals were elected as directors, to serve until the 2017 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified with the following votes:

Name of Director	Votes For	Withheld	Broker Non-Votes
1. Jeffrey Wolf	4,760,379	151,200	6,890,379
2. John Monahan, Ph.D.	4,772,769	138,810	6,890,379
3. Edward B. Smith, III	4,771,134	140,445	6,890,379
4. John Prendergast, Ph.D.	4,774,070	137,509	6,890,379

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The stockholders ratified and approved the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 based on the votes listed below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,739,215	28,701	34,042	0

Proposal 3 — Reverse Stock Split

As further described above in Item 5.03 of this Current Report on Form 8-K, the Company’s stockholders approved an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split. The Board of Directors has the discretion as to whether or not the Reverse Stock Split will be effected and the exact ratio within the range approved by the Company’s stockholders. The results of the voting were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
9,246,177	2,481,064	74,717	0

Proposal 4 — Adjournment of the Special Meeting

Stockholders voted to approve the authorization to adjourn the Annual Meeting in the event that there were not sufficient votes in favor of the Reverse Stock Split. However, as the Reverse Stock Split received the requisite stockholder vote for approval, the Company did not adjourn the Annual Meeting. The results of the voting were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
9,967,950	1,709,341	124,667	0

Proposal 5 — Approval of an Amendment to our 2014 Stock Incentive Plan to Increase the Number of Shares of Common Stock That We Have Authority to Grant from 1,100,000 to 3,000,000

As further described above in Item 5.02 of this Current Report on Form 8-K, the stockholders approved and adopted an amendment to the Company’s 2014 Stock Incentive Plan to increase by 1,900,000 shares the aggregate number of shares of Common Stock that may be delivered pursuant to awards granted during the life of the 2014 Stock Incentive Plan, which would allow the Company to grant up to 3,000,000 awards under the 2014 Stock Incentive Plan, as amended, based on the votes listed below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
9,070,172	2,196,273	535,513	0

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1

Amended and Restated Heat Biologics, Inc. 2014 Stock Incentive Plan (incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 26, 2016)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 21, 2016	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer